Amendment No. 1 dated August 14, 2025 to Free Writing Prospectus pursuant to Rule 433 dated August 13, 2025

Registration Statement No. 333-284538

Callable Contingent Coupon Equity-Linked Notes due

OVERVIEW

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performance of the common stock of Advanced Micro Devices, Inc. The notes will mature on August 19, 2027, unless we redeem them.

We may redeem your notes at 100% of their face amount plus any coupon then due on any quarterly coupon payment date on or after the coupon payment date in February 2026 up to the coupon payment date in May 2027.

If we do not redeem your notes, on each coupon observation date, if the closing price of the index stock is greater than or equal to 55% of its initial index stock price, you will receive on the applicable coupon payment date a coupon of $31.25 (3.125% quarterly, or the potential for up to 12.5% per annum) for each $1,000 face amount of your notes. If the closing price of the index stock on a coupon observation date is less than 55% of the initial index stock price, you will not receive a coupon on the applicable coupon payment date.

If we do not redeem your notes, the amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the index stock. The index stock return is the percentage increase or decrease in the closing price of the index stock on the determination date from the initial index stock price.

You should read the accompanying amendment no. 1 to preliminary prospectus supplement dated August 14, 2025, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058JC94 / US40058JC940
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the common stock of Advanced Micro Devices, Inc. (current Bloomberg ticker: “AMD UW”)
Trade date:	expected to be August 15, 2025
Settlement date:	expected to be August 20, 2025
Determination date:	the last coupon observation date, expected to be August 16, 2027
Stated maturity date:	expected to be August 19, 2027
Coupon observation dates:	expected to be each date specified as such in the table under “— Coupon payment dates” below
Coupon payment dates:	expected to be each date specified as such in the table below
	Coupon Observation Dates	Coupon Payment Dates
	November 17, 2025	November 20, 2025
	February 17, 2026	February 20, 2026
	May 15, 2026	May 20, 2026
	August 17, 2026	August 20, 2026
	November 16, 2026	November 19, 2026
	February 16, 2027	February 19, 2027
	May 17, 2027	May 20, 2027
	August 16, 2027	August 19, 2027
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the index stock return is greater than or equal to -45% (the final index stock price is greater than or equal to 55% of the initial index stock price), $1,000 plus the final coupon; or
•
if the index stock return is less than -45% (the final index stock price is less than 55% of the initial index stock price), the sum of (i) $1,000 plus (ii) the product of (a) the index stock return times (b) $1,000

Company’s redemption right:

the company may redeem this note, at its option, in whole but not in part, on each coupon payment date commencing in February 2026 and ending in May 2027, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to 100% of such $1,000 face amount plus any coupon then due

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

Initial index stock price:	to be determined on the trade date and will be an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price:	the closing price of one share of the index stock on the determination date
Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Coupon (for each $1,000 face amount of your notes):
•
if the closing price of the index stock on the related coupon observation date is greater than or equal to the coupon trigger price, $31.25 (3.125% quarterly, or the potential for up to 12.5% per annum); or
•
if the closing price of the index stock on the related coupon observation date is less than the coupon trigger price, $0

Coupon trigger price:	55% of the initial index stock price
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

HYPOTHETICAL COUPON PAYMENTS

The examples below show the hypothetical performance of the index stock as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing price of the index stock on the applicable coupon observation date was the percentage of the initial index stock price shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Coupon
First	45%	$0
Second	80%	$31.25
Third	40%	$0
Fourth	50%	$0
Fifth	90%	$31.25
Sixth	40%	$0
Seventh	35%	$0
Eighth	40%	$0
	Total Hypothetical Coupons	$62.5

In Scenario 1, the hypothetical closing price of the index stock increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing price of the index stock on the second and fifth hypothetical coupon observation dates is greater than or equal to the coupon trigger price, the total of the hypothetical coupons in Scenario 1 is $62.5. Because the hypothetical closing price of the index stock on all other hypothetical coupon observation dates is less than the coupon trigger price, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Coupon
First	35%	$0
Second	40%	$0
Third	35%	$0
Fourth	50%	$0
Fifth	35%	$0
Sixth	40%	$0
Seventh	35%	$0
Eighth	50%	$0
	Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing price of the index stock increases and decreases by varying amounts on each hypothetical coupon observation date. Because in each case the hypothetical closing price of the index stock on the related coupon observation date is less than the coupon trigger price, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Coupon
First	35%	$0
Second	120%	$31.25
	Total Hypothetical Coupons	$31.25

In Scenario 3, the hypothetical closing price of the index stock is less than the coupon trigger price on the first hypothetical coupon observation date, but increases to a price that is greater than the initial index stock price on the second hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the second coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the second coupon payment date (the redemption date), in addition to the hypothetical coupon of $31.25, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

HYPOTHETICAL PAYMENT AT MATURITY
The Notes Have Not Been Redeemed
Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Cash Settlement Amount (as a % of Face Amount)
200.000%	100.000%*
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
95.000%	100.000%*
70.000%	100.000%*
55.000%	100.000%*
54.999%	54.999%
45.000%	45.000%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%

*Does not include the final coupon

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Amendment no. 1 to preliminary prospectus supplement dated August 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Index Stock
▪
You May Not Receive a Coupon on Any Coupon Payment Date
▪
We Are Able to Redeem Your Notes at Our Option
▪
The Coupon Does Not Reflect the Actual Performance of the Index Stock from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
We Will Not Hold Shares of the Index Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Stock
▪
In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock
▪
Past Index Stock Performance is No Guide to Future Performance

▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
▪
The Calculation Agent Can Postpone a Coupon Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪
There is No Affiliation Between the Index Stock Issuer and Us
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Other Investors in the Notes May Not Have the Same Interests as You

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

Risks Related to Tax ▪ Certain Considerations for Insurance Companies and Employee Benefit Plans ▪ The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holder

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.